EXHIBIT 13.4

CONSENT OF EXPERT

TETRA TECH CANADA, INC.

(Hassan Ghaffari)

I, Hassan Ghaffari of Tetra Tech Canada, Inc., in connection with the filing of Avino Silver & Gold Mines Ltd.’s (the Company’s) Annual Report on Form 20-F for the year ended December 31, 2021, consents to:

•

the use of the technical report titled “Technical Report” refers to the “Resource Estimate Update For the Avino Property, Durango, Mexico”, as amended in the “Amended Resource Estimate Update For the Avino Property, Durango, Mexico” dated December 20, 2021, with an effective date of January 13, 2021 (the “Technical Report”), by the public filing and/or incorporation by reference in the Company’s Annual Report on Form 20-F;

•

the incorporated by reference to the Company’s registration statements on Form S-8 (SEC File No.: 333-195120) and Form F-3 (SEC File Nos.: 333-226963 and 333-252081) (collectively, “Registration Statements”) of the Technical Report;

•

the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statements and any such Technical Report; and

•

any extracts from or a summary of the Technical Report in the Annual Statement on Form 20-F incorporated by reference to the Registration Statements and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

•	I am responsible for Sections 1.0, 2.0, 3.0, 15.0, 16.0, 18.0, 20.0, 21.0, 22.0, 24.0, 25.0, 26.0 and 27.0 (only references from sections for which I am responsible) of the Technical Report

TETRA TECH CANADA INC.

Dated: March 30, 2022	/s/ Hassan Ghaffari, P.Eng
Hassan Ghaffari, P.Eng